Exhibit 1.13

ATTENTION SHAREHOLDERS OF SAVANNA

THE CONSIDERATION OFFERED BY TOTAL ENERGY FOR YOUR SAVANNA COMMON SHARES HAS INCREASED

YOU CONTINUE TO HAVE AN OPPORTUNITY TO OBTAIN SHARES IN A CORPORATION

WITH A TRACK RECORD OF CREATING SUSTAINABLE SHAREHOLDER VALUE

March 1, 2017

Dear Savanna Shareholders:

On behalf of Total Energy Services Inc. (“Total Energy”), I am writing to you about our offer to acquire Savanna Energy Services Corp. (“Savanna”), which has significant implications for your investment in Savanna.

THE OFFER HAS BEEN AMENDED TO, AMONG OTHER THINGS, INCREASE THE CONSIDERATION PAYABLE UNDER THE OFFER TO 0.1300 OF A TOTAL ENERGY COMMON SHARE AND $0.20 IN CASH FOR EACH SAVANNA COMMON SHARE

Total Energy has amended its offer (as amended, the “Offer”) to acquire all of the issued and outstanding common shares of Savanna (“Savanna Common Shares”) to add a payment of $0.20 in cash to the consideration payable for each Savanna Common Share tendered to the Offer. Total Energy is now offering to acquire your Savanna Common Shares for aggregate consideration of 0.1300 of a common share of Total Energy and $0.20 in cash for each Savanna Common Share.

A notice of change and notice of variation (the “Notice of Change and Variation”) and amended letter of transmittal have been prepared by Total Energy to reflect the increase in the consideration offered for the outstanding Savanna Common Shares and effect certain other amendments, and those documents have been filed on SEDAR (under Savanna’s profile) at www.sedar.com and are available on Total Energy’s website at www.totalenergy.ca/savannaoffer. A copy of the Notice of Change of Variation is provided with this letter. Registered holders of Savanna Common Shares will also receive the amended letter of transmittal. Holders of Savanna Common Shares whose Savanna Common Shares are held on their behalf, or for their account, by an investment dealer, broker, bank, trust company or other intermediary, should contact their intermediary directly if they wish to accept the Offer.

All Savanna shareholders are invited to join Total Energy, and I ask that you read the following reasons as to why you should accept the Offer.

Total Energy has an Industry Leading Track Record of Superior Shareholder Returns

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Over our 20 year history, Total Energy has provided its shareholders with an industry leading return on equity by taking a disciplined approach to the investment of shareholders’ equity and the operation of its businesses. These returns have been achieved without the excessive use of debt.

•

The cyclical nature of the energy services industry demands discipline at all times, not just at the bottom of the cycle. Failure to remain disciplined inevitably gives rise to the destruction of shareholder value, as evidenced by asset write-downs and the need to refinance debt when refinancing terms are not favourable to shareholders. Total Energy has consistently demonstrated such discipline which is evidenced by its superior track record of shareholder returns compared to Savanna.

•

Total Energy’s Board of Directors and management team are much more aligned with shareholders through their significant share ownership position in Total Energy as compared to the Board of Directors and management of Savanna. This alignment serves to focus Total Energy’s management team on the creation of sustainable value for all shareholders rather than the pursuit of short term strategies based on maximizing executive compensation at the expense of its shareholders.

Combination of Total Energy and Savanna is Expected to Give Rise to Operational Efficiencies

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We believe that consolidation within the North American energy services industry is required in order to better compete in an increasingly global, diversified and competitive energy industry. The difficult industry conditions experienced over the past two years have exposed overcapacity, inefficiency and excess indebtedness within the energy services industry and highlight the need for consolidation under experienced and disciplined management that is aligned with shareholders through meaningful equity ownership.

•

Through the elimination of duplicate public company expenses and consolidation of head office and North American field operations, Total Energy estimates that at least $10 million of annual cost savings can be achieved over time.

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The combination of Savanna’s and Total Energy’s drilling rig fleets would result in the second largest fleet in Canada and management of Total Energy believes that a combination would give rise to various operational and marketing efficiencies.

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By leveraging key customer relationships and achieving economies and efficiencies of scale, Total Energy believes the combined business would be better positioned to compete in the current challenging environment and to capitalize on an eventual recovery of the North American energy services industry.

Exposure to a Larger Entity

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The Offer will provide Savanna shareholders with an opportunity to retain equity investment exposure to the oilfield services sector – through an investment in a larger and more diverse North American energy services company with international business activities, including Australia where both Total Energy and Savanna are currently active.

Increased Diversification and Stability

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Management of Total Energy believes the combination of Total Energy and Savanna will provide meaningful business and geographical diversification across several key oil and natural gas basins throughout North America and Australia. If the Offer is successfully concluded, shareholders of Savanna will benefit from the relative stability of Total Energy’s Compression and Process Services segment, which has a leading presence in the Canadian marketplace as well as a growing international business.

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Since 2009, Total Energy has increased its quarterly dividend on three occasions and has never reduced it, making it one of the few North American energy services companies to not reduce or eliminate its dividend during the current industry downturn, which began in 2014.

Support of Savanna Shareholders

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Our view that the Offer is a compelling opportunity for Savanna shareholders is reaffirmed by the fact that sophisticated professional investors, holding approximately 44% of the outstanding Savanna Common Shares at the time the Offer was made, committed to support a combination transaction at a lower exchange ratio than we ultimately offered under the Offer. Total Energy estimates that, after taking into account the highly dilutive refinancing transactions closed by Savanna on December 13, 2016 (the “Highly Dilutive Refinancing Transactions”) and recent market purchases by a locked-up shareholder the number of Savanna Common Shares held, in aggregate, by locked-up shareholders (or over which locked-up shareholders exercise control or direction) represents approximately 40% of the total number of issued and outstanding Savanna Common Shares as at the date hereof.

•	Based on their support for the Offer, such investors see a better future for their investment as part of Total Energy. We hope that you will reach this same conclusion.

Savanna’s Highly Dilutive Refinancing Transactions, Errors and Misleading Assertions from Savanna

Savanna chose a path which ultimately resulted in substantial dilution to Savanna shareholders rather than constructively engaging with Total Energy to explore a friendly combination of the two companies despite the encouragement of several large Savanna shareholders to do so.

This behaviour raises questions about the motivations of Savanna’s board of directors and senior management, in that the course taken serves to entrench their positions. Unlike the Highly Dilutive Refinancing Transactions, the Offer has been made with the view to creating value for the shareholders of both companies.

Moreover, Savanna’s Directors’ Circular contains various misleading or incorrect statements regarding Total Energy and the Offer that we feel compelled to address in the accompanying Notice of Change and Variation. We encourage Savanna shareholders to take the time to carefully read our responses and make an informed decision.

I thank you in advance for taking the time to carefully consider the details of the Offer and I urge you to do what a number of your fellow shareholders have already determined to do and join us as we work to create a better future for all shareholders.

Sincerely,

Daniel Halyk

Chief Executive Officer

Total Energy Services Inc.

TENDER YOUR SHARES TODAY

The Offer is scheduled to expire on March 24, 2017 at 11:59 Pacific Time.

If you have any questions regarding the Offer or how to tender your Savanna Common Shares, please call our Information Agent,

Laurel Hill Advisory Group

Toll Free: 1-877-452-7184 (1-416-304-0211 outside North America)

Email: assistance@laurelhill.com

Notice to U.S. Holders

The Offer is made for the securities of a company formed outside of the United States. The Offer is subject to disclosure requirements of Canada that are different from those of the United States. Financial statements included in the documents, if any, have been prepared in accordance with Canadian accounting standards and may not be comparable to the financial statements of United States companies.

It may be difficult for a securityholder in the United States to enforce his/her/its rights and any claim a securityholder may have arising under the U.S. federal securities laws, since the issuer is located in Canada and some or all of its officers or directors may be residents of Canada or another country outside of the United States. A securityholder may not be able to sue a Canadian company or its officers or directors in a court in Canada or elsewhere outside of the United States for violations of U.S. securities laws. It may be difficult to compel a Canadian company and its affiliates to subject themselves to a U.S. court’s judgment.

Securityholders should be aware that Total Energy may purchase Savanna Common Shares otherwise than under the Offer, such as in open market purchases.

Total Energy has also filed with the U.S. Securities and Exchange Commission (“SEC”) a Registration Statement, which includes Notice of Change and Variation and the offer and take-over bid circular relating to its offer to Savanna shareholders. TOTAL URGES INVESTORS AND SECURITYHOLDERS TO READ THE REGISTRATION STATEMENT, THE NOTICE OF CHANGE AND VARIATION AND THE OFFER AND TAKE-OVER BID CIRCULAR AND ANY OTHER RELEVANT DOCUMENTS TO BE FILED WITH THE SEC AND CANADIAN SECURITIES REGULATORY AUTHORITIES, BECAUSE THEY CONTAIN IMPORTANT INFORMATION. Investors may obtain a free copy of the Notice of Change and Variation and the offer and take-over bid circular and other documents filed by Total Energy with the Canadian securities regulators at www.sedar.com and with the SEC at the SEC’s website at www.sec.gov. The Notice of Change and Variation and the offer and take-over bid circular and other documents may also be obtained free of charge from Total Energy’s website at www.totalenergy.ca/savannaoffer or upon request made to Total Energy at 2550, 300 – 5th Avenue S.W., Calgary, Alberta T2P 3C4.

Forward-Looking Information Cautionary Statement

This Letter contains certain forward-looking information (referred to herein as “forward-looking statements”). Forward-looking statements are often, but not always, identified by the use of words such as “anticipate”, “believe”, “plan”, “scheduled”, “intend”, “objective”, “continuous”, “ongoing”, “estimate”, “expect”, “may”, “will”, “project”, “should”, or similar words suggesting future events, circumstances or outcomes. In particular, this Letter contains forward-looking information concerning the Offer, expected cost savings, operational and marketing efficiencies that a combined company may realize, the market position of the combined company and ability to capitalize on an eventual recovery of the North American energy services industry, the business and geographical diversification of the combined company and ongoing growth of Total Energy’s Compression and Process Services segment.

Forward-looking statements are based upon the opinions and expectations of management of Total Energy as at the effective date of such statements. Although Total Energy believes the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that those expectations will prove to have been correct. Forward-looking statements are subject to certain risks and uncertainties that could cause actual events or outcomes to differ materially from those anticipated or implied by such forward-looking statements. These risks and uncertainties include, but are not limited to, such things as changes in general economic conditions in Canada, the United States and elsewhere, the volatility of prices for oil and natural gas and other commodities, fluctuations in currency and interest rates and fluctuations in market prices for the publicly traded securities of Total Energy and Savanna, non-fulfillment of conditions of the Offer and new laws and regulations (domestic and foreign). Risks relating specifically to Total Energy’s ability to realize perceive benefits from the proposed combination of Total Energy and Savanna include Total Energy’s inability to successfully integrate the operations of Total Energy and Savanna following completion of the Offer, Total Energy’s inability to retain key Savanna employees following completion of the Offer and Total Energy’s inability to negotiate early termination of Savanna office and operating location leases on terms satisfactory to Total Energy following completion of the Offer in cases (if any) where those leases have lengthy terms and the ability of Total Energy to secure replacement financing upon completion of the Offer. The forward-looking statements made in this Letter are based upon various assumptions and factors, including publicly reported information concerning Savanna, that Savanna has made full and accurate disclosure of all material information concerning Savanna in accordance with applicable Canadian securities laws (including disclosure of all material contracts and existing and potential contingent liabilities) and that there have been no material changes in the business, affairs, capital, prospects or assets of Savanna since September 30, 2016, except as announced by Savanna on November 22, 2016, November 28, 2016, December 13, 2016, December 23, 2016 and January 10, 2017 and the additional factors and assumptions detailed in the Offer and take-over bid circular. Forward-looking information concerning the benefits of a combination of the businesses of Total Energy and Savanna is based upon various assumptions and factors, including in addition to those noted in the body of this Letter, financial information of Savanna available through publicly filed documents and Total Energy’s general industry knowledge and experience.

Having regard to the various risk factors, readers should not place undue reliance upon the forward-looking statements contained in this Letter and such forward-looking statements should not be interpreted or regarded as guarantees of future outcomes.

The forward-looking statements contained in this Letter are made as of the date hereof and Total Energy does not undertake any obligation to update or to revise any of the included forward-looking statements, except as required by applicable securities laws in force in Canada. The forward-looking statements contained in this Letter are expressly qualified by this cautionary statement.

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